Exhibit 99.1

Elevation Oncology Presents EO-3021 Preclinical Proof-of-Concept Data and Highlights a Clinical Case Study in Claudin 18.2-Expressing Cancers at AACR 2023

EO-3021 demonstrated anti-tumor activity in preclinical models expressing varying levels of Claudin 18.2

EO-3021 induced a confirmed partial response in a patient with metastatic gastric cancer

Company is on track to initiate a Phase 1 clinical trial in the US in the second half of 2023

NEW YORK, April 17, 2023 -- Elevation Oncology, Inc. (Nasdaq: ELEV), an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs, today is presenting preclinical proof-of-concept data and highlighting a clinical case study in Claudin 18.2-expressing cancers for the company’s lead candidate, EO-3021. The data are being featured in an oral presentation as part of the New Drugs on the Horizon special session at the American Association for Cancer Research (AACR) Annual Meeting 2023, being held April 14-19, 2023, in Orlando, Florida.

EO-3021 is a potential best-in-class antibody-drug conjugate (ADC) that has been designed to selectively deliver a cytotoxic payload directly to Claudin 18.2-expressing cancer cells to minimize toxicities and maximize anti-tumor activity. EO-3021 is a fully human monoclonal antibody (mAb) that targets Claudin 18.2 and is site-specifically conjugated to the cytotoxic agent monomethyl auristatin E (MMAE), via a cleavable linker with a drug-to-antibody ratio (DAR) of 2.

“This is the first time that preclinical data are being presented for EO-3021, supporting its potential to effectively target cancer cells expressing Claudin 18.2,” said David Dornan, Ph.D., Chief Scientific Officer of Elevation Oncology. “We are also very encouraged by the results of the clinical case study involving a patient with metastatic gastric cancer who achieved a confirmed partial response on treatment with EO-3021 in an ongoing Phase 1 clinical trial being conducted in China by our partner, CSPC Pharmaceutical Group Limited. We look forward to initiating a Phase 1 clinical trial of EO-3021 in the US in the second half of 2023.”

Key Findings

●	EO-3021 is an ADC comprised of a fully human immunoglobulin G1 (IgG1) mAb that targets Claudin 18.2 and is site-specifically conjugated to the MMAE payload via a cleavable linker with a DAR of 2.
●	EO-3021 retains antibody-dependent cell-mediated cytotoxicity (ADCC) and complement dependent cytotoxicity (CDC).
●	EO-3021 reduction in cell viability requires Claudin 18.2 expression in vitro with no effects seen on Claudin 18.2-negative cells.
●	EO-3021 demonstrated anti-tumor activity in preclinical xenograft models of pancreatic and gastric cancers expressing varying levels of Claudin 18.2.
o	A single dose of EO-3021 demonstrated tumor regression across low, medium, and high Claudin 18.2-expressing models, with a lower minimal efficacious dose in models with medium and high levels of Claudin 18.2 relative to models with low levels of Claudin 18.2.

o	EO-3021 outperformed standard of care chemotherapy in gastric and pancreatic cancer preclinical xenograft models.
●	A patient with metastatic gastric cancer in an ongoing Phase 1 clinical trial of SYSA1801 (EO-3021) in China (NCT05009966) conducted by CSPC Pharmaceutical Group Limited (HKEX: 01093) was also highlighted.
o	Patient was treated with dose level 2, or 1.0 mg/kg EO-3021, intravenously, every three weeks for 12 cycles (treatment ongoing).
o	The best overall response, as evaluated per RECIST v1.1, was a confirmed partial response (66.7% maximal tumor reduction).
o	Duration of response was approximately 11 months and ongoing.

The full presentation can be accessed under the resources and publications page of the Elevation Oncology website following the completion of the live presentation at AACR.

About EO-3021

EO-3021 (also known as SYSA1801) is a differentiated, clinical-stage antibody drug conjugate (ADC) comprised of an immunoglobulin G1 (IgG1) monoclonal antibody (mAb) that targets Claudin 18.2 and is site-specifically conjugated to the monomethyl auristatin E (MMAE) payload via a cleavable linker with a drug-to-antibody ratio (DAR) of 2.  Claudin 18.2 is a specific isoform of Claudin 18 that is only expressed in gastric epithelial cells. During malignant transformation in many solid tumors, the tight junctions may become disrupted, exposing Claudin 18.2 and allowing them to be accessible by Claudin 18.2 targeting agents. An Investigational New Drug application for EO-3021 has been cleared by the U.S. Food and Drug Administration.

About Elevation Oncology, Inc.

Elevation Oncology is an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs. We are rethinking drug development by seeking out innovative, selective cancer therapies that can be matched to a patient's unique tumor characteristics. Our lead candidate, EO-3021, is a potential best-in-class antibody drug conjugate (ADC) designed to target Claudin 18.2, a clinically validated molecular target. EO-3021 selectively delivers a cytotoxic payload directly to cancer cells expressing Claudin 18.2. We are working to rapidly advance EO-3021 into the clinic in the US across a range of solid tumor indications, as well as exploring other opportunities through new or existing partnerships and business development opportunities to expand our novel oncology pipeline. For more information, visit www.ElevationOncology.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, expected timing of announcements of clinical results, potential benefits of Elevation Oncology's product candidates, potential market opportunities for Elevation Oncology's product candidates, and the ability of Elevation Oncology's product candidates to treat their targeted indications. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as "aim," "anticipate," "believe," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "might," "plan," "potential," "possible," "will," "would," and other words and terms of similar meaning.  Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology's actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology's ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, the impact of the COVID-19 pandemic on Elevation Oncology's business, Elevation Oncology's ability to fund development activities and achieve development goals, Elevation Oncology's ability to protect intellectual property, Elevation Oncology's ability to establish and maintain collaborations with third parties, and other risks and uncertainties described under the heading "Risk Factors" in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Candice Masse, 978-879-7273

Senior Director, Corporate Communications & Investor Relations

cmasse@elevationoncology.com